Exhibit 5.1

Jason L. Kent

T: +1 858 550 6044

jkent@cooley.com

June 27, 2023

Genelux Corporation

2625 Townsgate Road, Suite 230

Westlake Village, California 91361

Re:	Genelux Corporation

Ladies and Gentlemen:

We have acted as counsel to Genelux Corporation, a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-1 (the “Registration Statement”), including a related prospectus included in the Registration Statement (the “Prospectus”), with the Securities and Exchange Commission (the “Commission”) covering the registration for resale of up to 1,315,213 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), consisting of (i) 1,190,213 currently outstanding Shares (the “Outstanding Shares”) that were issued by the Company pursuant to that certain Securities Purchase Agreement, dated as of May 12, 2023, by and among the Company and the purchasers named therein (the “Initial Agreement”) or that certain Securities Purchase Agreement, dated as of June 9, 2023, by and among the Company and the purchasers named therein (together with the Initial Agreement, the “Purchase Agreements”); and (ii) 125,000 Shares (the “Future Shares”) to be issued by the Company after the date hereof pursuant to the Initial Agreement.

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the Prospectus; (b) the Company’s certificate of incorporation and bylaws, as in effect on the dates each of the Purchase Agreements were entered into, the date the Outstanding Shares were issued and as currently in effect; (c) the Purchase Agreements; and (d) such other records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery by all persons other than by the Company of all documents where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

With respect to the Future Shares, we express no opinion to the extent that future issuances of securities by the Company, antidilution adjustments to outstanding securities of the Company and/or other matters result in more shares of Common Stock being issuable under the Initial Agreement than the number available for issuance by the Company.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Outstanding Shares are validly issued, fully paid and nonassessable; and (ii) the Future Shares, when sold and issued against payment therefor in accordance with the terms of the Initial Agreement, will be validly issued, fully paid and nonassessable.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Sincerely,

Cooley LLP

By:	/s/ Jason L. Kent
Jason L. Kent